Exhibit 99.1

AVI BioPharma Appoints Vice President of Cardiology

AVI Contact:
AVI BioPharma, Inc.
Michael Hubbard (hubbard@avibio.com)
(503) 227-0554

Investor Contacts:
Lippert/Heilshorn & Associates Inc.
Bruce Voss (bvoss@lhai.com)
Jody Cain (jcain@lhai.com)
(310) 691-7100

Press Contact:
Waggener Edstrom Bioscience
Wendy Carhart (wendyc@wagged.com)
(503) 443-7000

PORTLAND, Ore. — Jan. 18, 2005 — AVI BioPharma, Inc. (Nasdaq: AVII), today announced that Joseph B. Horn has joined the company as vice president of cardiology. Horn joins AVI from Cook, Inc., where he most recently served as vice president of international sales and clinical services.

Horn brings a range of industry experience in medical devices and in cardiovascular product approval processes in both the United States and Europe. While at Cook, Horn was responsible for the introduction and sales of Cook products in Europe and South America. In addition, Horn worked with Cook medical researchers and physicians in the management of clinical studies of new medical devices.

“Joe’s entrepreneurial spirit combined with his extensive experience and industry knowledge will immediately boost our effort to rapidly advance AVI’s cardiovascular products in Europe and the United States,” said Denis R. Burger, Ph.D., chief executive officer of AVI. “We expect that Joe will not only be instrumental in bringing about further progress in our cardiovascular program, but also will enhance AVI’s partnering opportunities.”

Horn joined Cook in 1998. Before that he spent eight years as president and CEO for Global Therapeutics, a medical device company that he founded and which was acquired by Cook.

“I’m thrilled to be joining a company with truly cutting-edge technology that could have an immediate, significant impact in the field of cardiology in the near term, and in all areas of vascular medicine in the longer term,” Horn said. “Moving AVI’s cardiovascular program forward in both Europe and the United States will be my initial priority, and I’m pleased to be surrounded by a talented team of professionals and scientists in that quest.”

AVI intends to enter clinical trials with a proprietary drug-eluting stent, leading to approval and commercialization in Europe. In addition, AVI is evaluating systemic delivery of Resten-MP™ in combination with stents in a clinical setting. Resten-MP is an antisense compound designed to prevent restenosis that is delivered via intravenous injection using AVI’s patented microparticle delivery technology.

About AVI BioPharma

AVI BioPharma develops therapeutic products for the treatment of life-threatening diseases using two technology platforms: third-generation NeuGene® antisense drugs and cancer immunotherapy. AVI’s lead NeuGene antisense compound is designed to target cell proliferation disorders, including cardiovascular restenosis, cancer and polycystic kidney disease. In addition to targeting specific genes in the body, AVI’s antiviral program uses NeuGene antisense compounds to target single-stranded RNA viruses, including West Nile virus, SARS coronavirus, hepatitis C virus and dengue virus. AVI’s second technology, Avicine®, is a therapeutic cancer vaccine with late-stage trials planned for the treatment of pancreatic cancer. More information about AVI is available on the company’s Web site at http://www.avibio.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.